Exhibit 5.1

SIDLEY AUSTIN LLP 1000 Louisiana Street Suite 6000 Houston, TX 77002 (713) 495 4500 (713) 495 7799 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

December 19, 2014

CAMAC Energy Inc.

1330 Post Oak Blvd., Suite 2250

Houston, Texas 77056

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-3 being filed by CAMAC Energy Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of:

(i) 874,798,460 shares (the “Issued Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), which may be offered and sold by the selling stockholders named in the Registration Statement; and

(ii) 70,695,089 shares (the “Conversion Shares”) of Common Stock that are initially issuable upon the conversion of the outstanding principal and accrued but unpaid interest under the Amended and Restated Convertible Subordinated Note issued by the Company’s wholly owned subsidiary CAMAC Petroleum Limited in favor of Allied Energy Plc (“Allied”) dated February 21, 2014 (the “Convertible Subordinated Note”).

The Issued Shares and the Conversion Shares may be offered and sold by the selling stockholders referenced in the prospectus, as amended or supplemented from time to time, which is a part of the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined (i) the Registration Statement, (ii) the Purchase and Sale Agreement, dated November 18, 2009 (the “PSA”), by and among, the Company (f/k/a Pacific Asia Petroleum, Inc.), CAMAC Energy Holdings Limited (“CEHL”), CAMAC International (Nigeria) Limited (“CINL”) and Allied, (ii) the Transfer Agreement, dated November 19, 2013 (the “Transfer Agreement”), by and among the Company, CAMAC Petroleum Limited, CEHL, CINL and Allied, (iii) the Share Purchase Agreement, dated effective as of November 18, 2013 (the

Sidley Austin (TX) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

CAMAC Energy Inc.

December 19, 2014

“Share Purchase Agreement”), by and between the Company and the Public Investment Corporation (SOC) Limited, (iv) the Convertible Subordinated Note, (v) the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), (vi) the Company’s amended and restated bylaws (the “Bylaws”) and (vii) the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the issuance of the Issued Shares under the PSA, the Transfer Agreement and the Share Purchase Agreement and the potential issuance of the Conversion Shares under the Convertible Subordinated Note. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable; and

2.	The Conversion Shares have been duly authorized and will be validly issued, fully paid and non-assessable when a certificate, if any, representing the Conversion Shares being issued shall have been duly executed, countersigned, registered and duly delivered (or, if any Conversion Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Conversion Shares) in connection with the conversion of the Convertible Subordinated Note in accordance with the terms of the Convertible Subordinated Note.

For the purposes of paragraph 2 above, we have assumed that, at the time of the issuance and delivery of each Conversion Share upon conversion of the Convertible Subordinated Note: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Certificate of Incorporation and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect; and (iii) there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Certificate of Incorporation.

CAMAC Energy Inc.

December 19, 2014

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP